                                                                   EXHIBIT 99.1


                             SIMMONS BEDDING COMPANY
                          REPORTS THIRD QUARTER RESULTS

           ANNOUNCES PRICE INCREASE FOR CONVENTIONAL BEDDING PRODUCTS

                            _________________________

ATLANTA, November 3, 2005 - Simmons Bedding Company ("Company" or "Simmons"), a leading manufacturer of premium-branded bedding products, released operating results for the third quarter of 2005 today.

For the third quarter of 2005, net sales declined 4.8% to $226.8 million from $238.2 million for the same period a year ago. For the third quarter, net sales for the Company's wholesale bedding segment decreased 5.3% and retail bedding segment sales increased by 13.9% compared to the same period a year ago. On a comparable store basis, sales for our retail stores increased 12.3% for the third quarter of 2005 compared to the same period of 2004. Gross profit was $97.9 million, or 43.2% of sales, as compared to $111.2 million, or 46.7% of sales a year earlier. For the third quarter of 2005, Simmons' operating income declined $0.4 million to $25.1 million from $25.5 million in the third quarter of 2004. The Company's net income was $7.6 million for the third quarter of 2005 compared to $9.4 million for the third quarter of 2004. For the third quarter of 2005, adjusted EBITDA increased $1.0 million, or 2.7%, to $35.6 million from $34.6 million in 2004. Simmons' debt, net of cash, totaled $703.4 million as of September 24, 2005, a decrease of $12.5 million from the end of the second quarter. For the third quarter of 2005, Simmons' working capital (see the Supplemental Information to this press release) as a percentage of net sales for the trailing twelve months was 1.5% compared to 2.1% as of December 2004.

For the nine months ended September 24, 2005, net sales declined 3.4% to $640.5 million from $663.3 million for the same period a year ago. For the first nine months of 2005, net sales for the Company's wholesale bedding segment decreased 4.0% and retail segment sales decreased 6.0% compared to the same period a year ago. On a comparable store basis, sales for our retail stores increased 16.1% for the first nine months of 2005 compared to the same period a year ago. Gross profit was $280.1 million, or 43.7% of sales, as compared to $306.2 million, or
46. 2% of sales, a year earlier. Operating income for the first nine months of 2005 declined to $56.9 million from $63.0 million a year ago. The Company's net income was $11.7 million for the first nine months of 2005 compared to $19.4 million for the first nine months of 2004. For the first nine months of 2005, adjusted EBITDA decreased 17.6% to $83.1


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

million compared to $100.9 million a year earlier. For a full discussion of adjusted EBITDA see the Supplemental Information included later in this press release.

Simmons' Chairman and Chief Executive Officer, Charlie Eitel, said, "We experienced momentum in conventional bedding sales and profitability in the third quarter driven by a reinvigorated product line and strong cost controls. We believe our efforts at taking costs out of manufacturing and distribution are beginning to bear fruit."

Subsequent to the end of the third quarter, Simmons announced that as a result of a shortage of TDI, a petrochemical used in the production of polyurethane foam, temporary disruptions in the manufacturing production schedules of its plants might occur. Mr. Eitel commented, "As we have started our fourth quarter, our industry has been faced with polyurethane foam shortages and unprecedented cost increases in foam and other petroleum-based commodities due to damages sustained by petrochemical facilities as a result of the recent hurricanes in the Gulf Coast of the United States. I am proud of the efforts of our supply chain team to minimize the impact of the foam shortage to Simmons and our customers. Our foam allocations from our suppliers have been increasing and the situation is improving."

To offset the impact of rising costs of raw materials used in the manufacture of its products, the Company has implemented a price increase on its conventional bedding products effective November 6, 2005. The price increases will vary by product line and mattress size.

The Company will webcast its 2005 third quarter financial results via a conference call on Friday, November 4, 2005, beginning at 11:00 a.m. Eastern Time. The webcast will be available at the Company's website www.simmons.com and will also be available for replay through November 17, 2005.

Atlanta-based Simmons Bedding Company is one of the world's largest mattress manufacturers, manufacturing and marketing a broad range of products including Beautyrest(R), BackCare(R), BackCare Kids(R), Olympic(R) Queen, and Deep Sleep(R). The Company operates 17 conventional bedding manufacturing facilities and three juvenile bedding manufacturing facilities across the United States and Puerto Rico. Simmons is committed to developing superior mattresses and promoting a higher quality sleep for consumers around the world. For more information, visit the Company's website at www.simmons.com.


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

"SAFE HARBOR" STATEMENT UNDER PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

         This press release includes forward-looking statements that reflect Simmons' current views about future events and financial performance. Words such as "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "forecasts" and variations of such words or similar expressions that predict or indicate future events, results or trends, or that do not relate to historical matters, identify forward-looking statements. The forward-looking statements in this press release speak only as of the date of this release. These forward-looking statements are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Simmons' expectations. These factors include, but are not limited to: (i) competitive and pricing pressures in the bedding industry; (ii) legal and regulatory requirements; (iii) the success of new products, including HealthSmart(TM), our new Beautyrest(R) premium priced products, our new Deep Sleep(R) products, and the Beautyrest(R) Caresse(R) products; (iv) our relationships with our major suppliers; (v) fluctuations in costs of raw materials; (vi) the significance and duration of any disruption to our business resulting from a shortage of polyurethane foam; (vii) our relationship with significant customers and licensees; (viii) our ability to increase prices on our products and the effect of these price increases on our unit sales; (ix) our labor relations; (x) departure of key personnel; (xi) encroachments on our intellectual property; (xii) product liability claims; (xiii) our level of indebtedness; (xiv) interest rate risks; (xv) compliance with covenants in our debt agreements; (xvi) future acquisitions; (xvii) an increase in return rates and warranty claims; (xviii) our ability to achieve the expected benefits from the corporate realignment; and (xix) other risks and factors identified from time to time in the Company's reports filed with the Securities and Exchange Commission ("SEC"). We undertake no obligation to update or revise any forward-looking statements, either to reflect new developments or for any other reason.


                                 -table follows-


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

                    SIMMONS BEDDING COMPANY AND SUBSIDIARIES
           CONDENSED HISTORICAL CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)
                                  (UNAUDITED)


                                                                     QUARTER ENDED                    NINE MONTHS ENDED
                                                             ------------------------------    ------------------------------
                                                             SEPTEMBER 24,    SEPTEMBER 25,    SEPTEMBER 24,   SEPTEMBER 25,
                                                                 2005            2004              2005            2004
                                                             -------------    -------------    -------------   -------------
Wholesale net sales                                           $ 210,276        $ 222,131        $ 592,572        $ 616,969
Retail net sales                                                 21,618           18,979           59,508           63,284
Eliminations                                                     (5,051)          (2,889)         (11,613)         (16,917)
                                                              ---------        ---------        ---------        ---------
Net sales                                                       226,843          238,221          640,467          663,336
  Cost of products sold                                         128,926          127,050          360,348          357,160
                                                              ---------        ---------        ---------        ---------
Gross profit                                                     97,917          111,171          280,119          306,176
                                                              ---------        ---------        ---------        ---------

Operating expenses:
  Selling, general and administrative expenses                   73,949           86,844          226,075          246,124
  Plant closure charges                                              32               --               72              764
  Amortization of intangibles                                     1,418            1,220            4,276            3,509
  Transaction expenses                                               --               57              177              305
  Licensing fees                                                 (2,553)          (2,435)          (7,419)          (7,497)
                                                              ---------        ---------        ---------        ---------
                                                                 72,846           85,686          223,181          243,205
                                                              ---------        ---------        ---------        ---------
Operating income                                                 25,071           25,485           56,938           62,971
  Interest expense, net                                          13,547           10,737           38,939           32,718
                                                              ---------        ---------        ---------        ---------
Income before income taxes                                       11,524           14,748           17,999           30,253
  Income tax expense                                              3,969            5,309            6,282           10,891
                                                              ---------        ---------        ---------        ---------
Net income                                                    $   7,555        $   9,439        $  11,717        $  19,362
                                                              =========        =========        =========        =========
Adjusted EBITDA(a)                                            $  35,590        $  34,648        $  83,057        $ 100,852
                                                              =========        =========        =========        =========

See Notes to Condensed Historical Financial Data.


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


                    SIMMONS BEDDING COMPANY AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                          SEPTEMBER 24,       DECEMBER 25,
                                                                              2005                2004*
                                                                           ----------          ----------
ASSETS
Current assets:
  Cash and cash equivalents                                                $   36,850          $   23,854
  Accounts receivable, net                                                     80,192              85,433
  Inventories                                                                  31,528              33,300
  Other current assets                                                         17,834              22,649
                                                                           ----------          ----------
    Total current assets                                                      166,404             165,236
                                                                           ----------          ----------
Property, plant and equipment, net                                             58,445              62,842
Goodwill, net                                                                 492,732             488,686
Intangible assets, net                                                        538,707             542,983
Other assets                                                                   43,643              41,987
                                                                           ----------          ----------
                                                                           $1,299,931          $1,301,734
                                                                           ==========          ==========

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Current maturities of long-term debt                                     $      438          $    4,124
  Accounts payable and accrued liabilities                                    116,834             123,357
                                                                           ----------          ----------
    Total current liabilities                                                 117,272             127,481
                                                                           ----------          ----------

Long-term debt                                                                739,811             748,015
Deferred income taxes                                                         159,322             154,775
Other non-current liabilities                                                  11,203              10,856
                                                                           ----------          ----------
    Total liabilities                                                       1,027,608           1,041,127
                                                                           ----------          ----------

Stockholder's equity                                                          272,323             260,607
                                                                           ----------          ----------
                                                                           $1,299,931          $1,301,734
                                                                           ==========          ==========


See Notes to Condensed Historical Financial Data.


* Derived from the Company's 2004 audited Consolidated Financial Statements.


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

                    SIMMONS BEDDING COMPANY AND SUBSIDIARIES
           (NOTES TO CONDENSED HISTORICAL FINANCIAL DATA - CONTINUED)

a) Adjusted EBITDA (as defined in our senior credit facility) differs from the term "EBITDA" as it is commonly used. In addition to adjusting net income to exclude interest expense, income taxes and depreciation and amortization, adjusted EBITDA also adjusts net income by excluding items or expenses not typically excluded in the calculation of "EBITDA" such as management fees, non-cash stock compensation expenses, reorganization costs, and any other unusual or non-recurring charges or credits. Adjusted EBITDA is presented because it is a material component of the covenants contained within our credit agreements and a measure used by management to determine compensation. EBITDA does not represent net income or cash flow from operations as those terms are defined by accounting principles generally accepted in the United States and does not necessarily indicate whether cash flows will be sufficient to fund cash needs.


                                                                 QUARTER ENDED                       NINE MONTHS ENDED
                                                          -------------------------------     -------------------------------
                                                          SEPTEMBER 24,     SEPTEMBER 25,     SEPTEMBER 24,     SEPTEMBER 25,
                                                              2005              2004              2005              2004
                                                          -------------     -------------     -------------     -------------
Adjusted EBITDA:
  Net income                                                $  7,555          $  9,439          $ 11,717          $ 19,362
  Depreciation and amortization                                7,081             5,936            20,204            16,653
  Income tax expense                                           3,969             5,309             6,282            10,891
  Interest expense                                            13,603            10,779            39,052            32,835
                                                            --------          --------          --------          --------

EBITDA                                                        32,208            31,463            77,255            79,741

  Non-cash stock compensation expense                             --                --                --             3,308
  Reorganization expense                                       2,681                --             4,026                --
  Transaction related expenditures, including
    cost of products sold                                         --               412               177             7,451
  Plant opening/closing charges                                  281             2,526               321             9,477
  Other                                                          420               247             1,278               875
                                                            --------          --------          --------          --------
Adjusted EBITDA                                             $ 35,590          $ 34,648          $ 83,057          $100,852
                                                            ========          ========          ========          ========


b) Working capital computation (current assets less current liabilities as defined in our senior credit facility):


                                                          SEPTEMBER 24,      DECEMBER 25,
                                                              2005               2004
                                                          -------------      ------------
Current assets                                             $ 166,404          $ 165,236

Less:
  Cash and equivalents                                       (36,850)           (23,854)
                                                           ---------          ---------
                                                             129,554            141,382
                                                           ---------          ---------

Current liabilities                                          117,272            127,481

Less:
  Current maturities of long-term debt                          (438)            (4,124)
                                                           ---------          ---------
                                                             116,834            123,357
                                                           ---------          ---------

Working capital                                            $  12,720          $  18,025
                                                           =========          =========


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